Exhibit 99.4

TRF MASTER FUND (CAYMAN) LP
C/O TURNER AND ROULSTONE MANAGEMENT LTD.
PO BOX 2636, STRATHVALE HOUSE
90 NORTH CHURCH STREET
GRAND CAYMAN KY1-1102, CAYMAN ISLANDS

January 24, 2008

VIA E-MAIL. FACSIMILE AND FEDEX

Insituform Technologies. Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005
E-mail: dmorris@insituform.com
Facsimile: 636-519-8010
Attention: David F. Morris - Secretary of lnsituform Technologies, Inc.

    Re:    Notice of Proposed By-law Amendment and Nominations of Persons for Election to the Board of Directors of Insituform Technologies. Inc.

Dear Mr. Morris:

Pursuant to and in accordance with the requirements of Section 2.11 of the Amended and Restated By-laws (the "By-laws") of Insituform Technologies, Inc.. a Delaware corporation (the "Company"), TRF Master Fund (Cayman) LP (the "Stockholder") hereby gives notice, with respect to the next Annual or Special Meeting of Stockholders of the Company at which directors are to be elected and at any and all adjournments, postponements, reschedulings or continuations thereof (collectively. the "Stockholder Meeting"), of (i) its proposal to amend Section 3.02 of Article III of the By-laws in the manner set forth below (the "Board Size Proposal") and (ii) its nomination of Alfonse M. D'Amato. Matthew J. Diserio, Disque D. Deane Jr., Richard Onses and Nickolas W. Vande Steeg (the "Nominees") to stand for election as directors of the Company for terms expiring in 2009 (the "Nominations").

The Company's 2007 annual meeting of stockholders (the "2007 Annual Meeting") was held on April 25. 2007. Accordingly, we are providing this notice on January 24, 2008, which, in accordance with Section 2.11 of the By-laws, is no less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the 2007 Annual Meeting.

All information required to be included in this notice pursuant to the By-laws has been provided by the Stockholder and the Nominees. Where information sought by Schedule 14A under the Securities Exchange Act of 1934. as amended (the "Exchange Act"), would be answered in the negative and no response would he required to be included in a proxy statement, this Notice may omit such negative response.

Information Concerning the Stockholder

The Stockholder is the beneficial and record owner of 100 shares of the common stock, par value $0.01 per share (the "Shares"), of the Company. A copy of the certificate (number 5272) representing record ownership of 100 Shares is attached hereto as Exhibit A. An additional 1,465,908 Shares are beneficially owned by the Stockholder. The Stockholder does not own any Shares of record that it does not also directly or indirectly beneficially own.

The Stockholder is organized as a limited partnership under the laws of the Cayman Islands, and its principal business is to invest and trade in securities. The Stockholder's business address is c/o Turner and Roulstone Management Ltd., PO Box 2636, Strathvale House. 90 North Church Street, Grand

Insitutirm Technologies. Inc.
January 24, 2008

Cayman KYI -1102, Cayman Islands. The Stockholder does not carry on business through any other corporation or organization. The name and address of the Stockholder as it appears on the Company's books and records is TRF Master Fund Cayman LP, 425 Park Avenue, 27th Fl., New York. NY 10022.

There are no arrangements or understandings between the Stockholder (and/or any person acting on behalf of the Stockholder) and any other person in connection with the Board Size Proposal or the Nominations, except as described in this Notice. The Stockholder's material interest in the Board Size Proposal and the Nominations is to prevent the entrenchment of the Board, frustration of the stockholder franchise and, ultimately, destruction of stockholder value and to pursue the Stockholder's desire to have the Board initiate a process to explore its strategic alternatives, including, most likely, a sale of the Company.

The Stockholder intends to appear in person or by proxy at the Stockholder Meeting to present the Board Size Proposal and make the Nominations. The Stockholder intends to remain the record owner of Shares as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting.

Information Regarding the Board Size Proposal

Pursuant to Article XII of the By-laws, the Stockholder proposes to amend the first paragraph of Section 3.02 of Article Ill of the By-laws to set the number of members of the Company's Board of Directors (the "Board") at six, which proposal will be in substantially the following form and will include the language of the proposed amendment as follows:

RESOLVED. that the first paragraph of Section 3.02 of Article III of the By-laws of the Company be amended and restated as follows:

"The Board shall consist of six (6) directors. The exact number of directors within the minimum and maximum limitations specified in the Restated Certificate of Incorporation of the Corporation may be changed by amendment of these By-laws, either by the shareholders or the Board, in accordance with Article XII of these By-laws"

The purpose of the Board Size Proposal is to reduce the size of the Board effective at the Stockholder Meeting so that only six directors of the Company will be elected at the Stockholder Meeting. A reduction of the size of the Board to six directors will allow the Nominees, if elected, to constitute five of the six directors of the Company.

Information Regarding the Nominations

The Stockholder proposes to nominate the Nominees for election as directors at the Stockholder Meeting.

Information Regarding the Nominees

Background

Alfonse M. D'Amato, age 70, has been the Managing Director of Park Strategies LLC, a prominent public policy and business development firm that provides strategic advice and consulting services to a wide array of municipal and private sector clients throughout the United States and internationally, since January 1999. Mr. D'Amato was a United States Senator from January 1981 until January 1999. During his tenure in the Senate, he served as Chairman of' the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe. Mr. D'Amato has been a member of the board of directors of CA, Inc., one of the world's largest

Insitutirm Technologies. Inc.
January 24, 2008

independent providers of information technology management software, since 1999. He has also served on the board of directors of Signature Bank since July 2005 and serves on Signature Bank's compensation committee. Mr. D'Amato is an investor in the Stockholder. The residence address of Mr. D'Amato is 67 Buxton Road, Lido Beach, New York 11561. The business address of Mr. D'Amato is 101 Park Avenue, Suite 2506, New York. New York 10178, Mr. D'Amato is a citizen of the United States of America. Annex I hereto sets forth the consent of Mr. D'Amato to serve as a Nominee.

Disque D. Deane Jr., age 48, has been the Chief Investment Officer of Water Asset Management LLC ("Water Asset Management"), the investment manager of the Stockholder, since 2006. Prior to serving as the Chief Investment Officer of Water Asset Management, Mr. Deane served as the Chairman of Water Property Investors LLC in 2005 and the President of Layne Water Development and Storage, LLC from 2003 through 2004. The business address of Mr. Deane is 425 Park Avenue, Nev York. New York 10022. The residence address of Mr. Deane is 200 Ocean Drive, Apartment 501, Key Biscayne, Florida 33149. Mr. Deane is a citizen of the United States of America. Annex II hereto sets forth the consent of Mr. Deane to serve as a Nominee.

Matthew J. Diserio, age 48, has been the President of Water Asset Management since 2005. Prior to serving as the President of Water Asset Management, Mr. Diserio served as the Managing Member of Diserio Capital Management from 1996 to 2004. The business address of Mr. Diserio is 425 Park Avenue, New York, New York 10022. The residence address of Mr. Diserio is 40 East 94th Street, Apartment 30F, New York, New York 10128. Mr. Diserio is a citizen of the United States of America. Annex III hereto sets forth the consent of Mr. Diserio to serve as a Nominee.

Richard Onses, age 45, is the President of' Triason Systems SL, a consulting firm headquartered in Barcelona, Spain that operates the website www.e-privatization.com. Mr. Onses has held this position for three years. Mr. Onses also served as the Business Development Manager of the Agbar Group, a holding company dedicated to investments in water-related enterprises, from 2001 through 2004. Mr. Onses is an investor in the Stockholder and serves as a member of the advisory board of Water Asset Management. Mr. Onses is also a consultant to Water Asset Management and is compensated by Water Asset Management for services provided in connection with identifying and researching potential investment opportunities in Europe. The business address of Mr. Onses is Francesc Carbonell 50,2,2, 08034 Barcelona, Spain. The residence address of Mr. Onses is Francesc Carbonell 50,2,2, 08034 Barcelona, Spain. Mr. Onses is a citizen of the Republic of France. Annex IV hereto sets forth the consent of Mr. Onses to serve as a Nominee.

Nickolas W. Vande Steeg, age 65, served as President of Parker-Hannifin Corp., a leading worldwide full-line diversified manufacturer of motion control products, from October 27, 2004 until December 31, 2006 and served as its Chief Operating Officer from October 1, 2003 until December 31, 2006. Mr. Vande Steeg was employed with Parker Hannifin Corporation in a variety of different roles since 1971 and held various executive and operating management positions. Mr. Vande Steeg began his career at John Deere Corporation serving as an Industrial Engineer and Industrial Relations Manager from 1965 to 1970. He has been Director of Trimble Navigation Ltd. since July 2003 and Westinghouse Air Brake Technologies Corp. since February 23. 2007. He served as Director of Parker-Hannifin Corp. from August 13, 2004 until December 31, 2006, and currently serves on the board of trustees of Azusa Pacific University. He received his B.S. in Industrial Engineering from the University of California, Irvine in 1968, and an M.B.A. from Pepperdine University in Malibu, California in 1985. Mr. Vande Steeg does not have a business address. The residence address of Mr. Vande Steeg is 1500 East Ocean Boulevard, Number 307, Long Beach. California, 90802. Mr. Vande Steeg is a citizen of the United States of America. Annex V hereto sets forth the consent of Mr. Vande Steeg to serve as a Nominee.

Absence of Involvement in Certain Legal Proceedings

Insitutirm Technologies. Inc.
January 24, 2008

During the past five years and, with respect to (b) below, during the past ten years:

(a)
Except as otherwise described in this letter, no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Nominee, or any partnership in which any Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two years before the time of such filing;

(b)	No Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)
No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities;

(i)
 Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(d)
No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)
No Nominee has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "Commission") to have violated any Federal or State securities law, where the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; and

(f)
No Nominee has been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any Federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Interest in the Company

Other than as set forth herein, none of the Nominees, nor any associate or affiliate of any Nominee, nor any of their respective family members is either a party to any transaction or series of transactions since the beginning of the Company's last fiscal year or has knowledge of any currently

Insitufornt Technologies, Inc.
January 24, 2008

proposed transaction or series of proposed transactions, (i) to which the Company or any of its affiliates was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant or any member of his or her immediate family has, or will have, a direct or indirect material interest.

Absence of Any Family Relationships

None of the Nominees has any family relationship with any director or officer, or person nominated to become a director or officer, of the Company or any of its subsidiaries.

Section l6(a) ol the Exchange Act_

None of the Nominees has failed to file reports related to the Company that are required by Section I6(a) of the Exchange Act.

Arrangements or Understandings

None of the Nominees or any of their respective affiliates or associates has any material or substantial interest, direct or indirect, by security holdings or otherwise, in any matter to he acted upon at the Stockholder Meeting, other than the interest of each Nominee in being elected to serve as a director of the Company and other than as elsewhere described in this Notice. Matthew J. Diserio may he deemed to he the beneficial owner of 1,466,008 Shares in his capacity as President of Water Asset Management. Disque D. Deane Jr. may he deemed to he the beneficial owner of 1,466,008 Shares in his capacity as the Chief Investment Officer of Water Asset Management. Water Asset Management is the investment manager of the Stockholder. Neither Mr. Diserio nor Mr. Deane owns any Shares of record. None of Mr. Diserio's nor Mr. Deane's associates (except to the extent otherwise specified in this Notice) is the beneficial or record owner of any Shares. None of the Nominees, nor any of their respective associates (except to the extent otherwise specified in this Notice) is the beneficial or record owner of any Shares. None of the Nominees has purchased or sold any Shares within the past two years.

Except as provided in this Notice, none of the Nominees is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including. but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies. None of the Nominees or any of their respective affiliates and associates beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company. None of the corporations or organizations in which any of the Nominees has conducted his or her principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and none of the Nominees holds any position or office with the Company.

None of the Nominees or any of their affiliates or associates has any arrangement or understanding with respect to future employment by the Company or any of its subsidiaries or affiliates or with respect to any future transactions to which the Company or any of its subsidiaries or affiliates will be or may be a party.

Except as provided in this Notice, there are no arrangements or understandings between the Nominees or any other person pursuant to which the nominations are to he made by the Stockholder. Water Asset Management intends to enter into agreements with each of 'the Nominees pursuant to which Water Asset Management and the Stockholder will indemnify and hold harmless each such Nominee from any and all damages, judgments, settlements, losses, fees, costs and expenses incurred by such Nominee resulting from any claim, action or demand that arises out of or in any way relates to certain

Insitufirrni Technologies. Inc.
January 24. 2008

actions, including running for election to the Board or serving on the Board, to the extent not otherwise indemnified by the Company or any other source of Company-related indemnification or insurance. This indemnification will only apply, however, so long as the action or failure to act by such Nominee does not constitute fraud, bad faith. willful misconduct or gross negligence as found by a court of competent jurisdiction.

Material Proceedings Adverse to the Company

To their best knowledge, there are no material proceedings to which any Nominee, or any of their respective associates or affiliates, is a party adverse to the Company or any of its subsidiaries, or in which any of the Nominees or any of their associates or affiliates has a material interest adverse to the Company or any of its subsidiaries.

Independence

Under the rules applicable to companies listed on The Nasdaq Global Select Market, the independence of directors must be determined by a company's board of directors on a case by case basis. The Stockholder believes that none of the Nominees is subject to any of the disqualifying circumstances set forth in the applicable rules relating to independence.

lnformation Regarding the Participants

Water Asset Management, Water Investment Advisors (Cayman), Ltd. ("Water Investment Advisors"), Mr. Diserio, Mr. Deane, the Stockholder and the other Nominees are hereinafter collectively referred to as the "Participants." The principal business of Water Asset Management is to serve as investment manager or adviser to the Stockholder and a number of other hedge funds and managed accounts and to control the investing and trading in securities of the Stockholder and such other funds and accounts. The principal business of Water Investment Advisors is to serve as the General Partner of the Stockholder. The principal business of the Stockholder is to invest and trade in securities. None of the Participants has any material or substantial interest, direct or indirect, in any matter to be acted upon at the Stockholder Meeting other than (i) by reason of their ownership of Shares and (ii) as otherwise set forth in this Notice.

Exhibit B includes (i) the name and business address of each of the Participants, and (ii) the number of Shares of the Company which are owned beneficially, directly or indirectly, by each of the Participants or any of their respective affiliates or associates (the associates, as defined in Rule 14a-1 of the Exchange Act, are hereinafter collectively referred to as the "Participant Associates"). Except for the Stockholder, who is the record owner of 100 Shares, none of the Participants or the Participant Associates is the record owner of Shares. None of the Participants or any of their affiliates or associates owns any securities of the Company other than Shares. None of' the Participant Associates has any material or substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Stockholder Meeting other than as set forth in this Notice.

Exhibit C sets forth, with respect to all securities of the Company purchased or sold by an Participant within the past two years, the date on which they were purchased or sold and the amount purchased or sold on such date. The Stockholder used its own investment capital to purchase all such securities listed therein as purchased by it. All of such securities were purchased through margin accounts maintained with Goldman, Sachs & Co., which has extended margin credit to the Stockholder in amounts from time to time required to open or carry the aggregate positions (including positions in the Shares) in such margin accounts, subject to applicable Federal margin regulations, stock exchange rules

Insituform Technologies. Inc.
January 24, 2008

and each firm's credit policies. The aggregate positions held in such margin accounts are pledged as collateral security for the repayment of the debit balances outstanding from time to time in such accounts. The 100 Shares currently held of record by the Stockholder are neither subject to margin credit nor pledged.

Except as set forth below, none of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies. The Stockholder is a party to an Investment Management Agreement with Water Asset Management pursuant to which Water Asset Management is responsible for the investment and management of the Stockholders assets.

None of the Participant Associates beneficially owns, directly or indirectly, any Shares. None of the Participants beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

No Participant or Participant Associate has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Other than as set forth herein, no Participant, Participant Associate or member of any of the foregoing's immediate family is either a party to any transaction or series of transactions since the beginning of the Company's last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its affiliates was or is to he a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest.

No Participant or Participant Associate has entered into any agreement or understanding with any person respecting any future employment with the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

No Participant is subject to any material pending legal proceedings, other than ordinary routine litigation incidental to their business, to which the Company or its subsidiaries or affiliates is a party or to which any of their property is subject.

Information Regarding the Solicitation

The Participants will solicit proxies in favor of the Board Size Proposal and the Nominations. Proxies may he solicited by mail, advertisement, telephone, facsimile, the Internet, telegraph and personal solicitation. No additional compensation will he paid to the Participants or to the Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will he requested to forward the Participants' solicitation material to their customers for whom they hold Shares, and the Participants will reimburse them for their reasonable out-of-pocket expenses.

Water Asset Management has retained MacKenzie Partners, Inc. (the "Soliciting Agent") to assist in the solicitation of proxies and for related services. In connection with its retention of the Soliciting Agent, the Stockholder has agreed to pay the Soliciting Agent a retainer of $25,000 plus a fee to be mutually agreed to between the Stockholder and the Soliciting Agent, which fee will he paid upon completion of the engagement. In addition, Water Asset Management has agreed that the Stockholder will reimburse the Soliciting Agent for its reasonable out-of-pocket expenses and indemnify it in respect

Insituform'technologies, Inc.
January 24, 2008

of certain claims in connection with its retention. Water Asset Management expects that approximately 25 persons will he used by the Soliciting Agent in its solicitation efforts.

    The entire expense of preparing, assembling, printing and mailing the proxy statement and related materials and the cost of soliciting proxies will be borne by the Stockholder. In the event the Nominees are elected to the Board at the Stockholder Meeting, the Stockholder intends to seek reimbursement of such expenses from the Company and will not submit such reimbursement to a vote of stockholders.

The Stockholder estimates that the total expenditures relating to the proxy solicitation incurred by the Participants will be approximately $500,000, approximately $85,000 of which has been incurred to date.

General

As of the date hereof, to the knowledge of the Stockholder based on the Company's Commission filings, the full Board consists of seven directors, without giving effect to the Board Size Proposal. The Stockholder reserves the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Stockholder Meeting or the composition of the Board has changed prior to the Stockholder Meeting. Shares represented by proxies given to us will he voted for any substitute or additional nominees. The Stockholder reserves the right to nominate substitute persons if the Company makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees. Additionally, if any Nominee (or substitute therefor) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, the Stockholder intends to nominate a person in the place of such Nominee (or substitute therefor). The Stockholder's reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Stockholder, are without prejudice to, and will not limit, the Stockholder's and the other Participants' rights to challenge any such actions on the part of the Company.

The Stockholder also reserves the right to make modifications to the foregoing proposals and make additional proposals for any reason. The Company is cautioned not to take any action that would adversely impact the Stockholder's ability to effectuate a change in a majority of the Board or the right of the Company's stockholders to support the Stockholder's proposal and/or nominations.

The Stockholder, in furnishing this notice, does not concede the validity or enforceability of any of the provisions of the By-laws or any other matter, including any provisions in the By-laws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders, and expressly reserves the right to challenge the validity, application and interpretation of any such provisions or any other matter.

As you are aware, we are providing this notice via email and facsimile one business day before the Company's deadline for submission of nominees and stockholder proposals; although we have endeavored to fully satisfy all requirements for this notice set forth in the By-laws, please contact Michael A. Schwartz of Willkie Farr & Gallagher LLP at (212) 728-8267 immediately should the Company require any additional information.

                    [Signature page follows]

Insituform Technologies, Inc.
January 24, 2008

                     Sincerely,

                                    TRF Master Fund (Cayman) LP
                                    By: Water Investment Advisors (Cayman), Ltd.,
                                    its General Partner

            By:   /s/  Matthew J. Diserio
         Name: Matthew J. Diserio
        Title: President

Exhibit A

Please see attached share certificate

[SHARE CERTIFICATE OF INSITUFORM TECHNOLOGIES, INC.
Number 5272 in the Name of:
TRF Master Fund Cayman LP
425 Park Ave 27th Fl
New York, NY  10022
for 100 Shares
Dated January 11, 2008]

Exhibit B

Set forth below is (i) the name and business address of each of the Participants and (ii) the number of Shares owned beneficially by each of the Participants as of the date hereof, Mr. Diserio, Mr. Deane, Water Asset Management LLC and Water Investment Advisors (Cayman), Ltd. own their shares indirectly pursuant to the arrangements described in the accompanying letter; the Stockholder owns its shares directly. As of the date hereol none of the Participants owns shares of any class of stock of the Company other than the Shares.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially and Nature of Beneficial Ownership (Percent of Class)
Mr. Matthew J. Diserio 425 Park Avenue New York, NY 10022	1,466,008 (5.3%)(1)(2)
Mr. Disque D. Deane Jr. 425 Park Avenue New York, NY 10022	1,466,008 (5.3%)(1)(3)
Water Asset Management LLC 425 Park Avenue New York, NY 10022	1,466,008 (5.3%)(1)(4)
TRF Master Fund (Cayman) LP c/o Turner and Roulstone Management Ltd. PO Box 2636, Strathvale House 90 North Church Street Grand Cayman KYI-1102 Cayman Islands	1,466,008 (5.3%)(1)
Water Investment Advisors (Cayman), Ltd. c/o Turner and Roulstone Management Ltd. P.O. Box 2636, Strathvale House 90 North Church Street Grand Cayman KY1 -1102 Cayman Islands	1,466,008 (5.3%)(1)(5)
Alfonse M. D'Amato 101 Park Avenue. Suite 2506 New York, NY 10178	-0- (0%)
Richard Onses Francesc Carbonell 50,2,2 08034 Barcelona Spain	-0- (0%)
Nickolas W. Vande Steeg 1500 Fast Ocean Boulevard, Number 307 Long Beach, CA 90802	-0- (0%)

_______________________

(I) The percentages were calculated on the basis that 27,469,223 shares of Common Stock were outstanding as of October 26, 2007, as represented by the Company on its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed with the Commission on October 31, 2007.

(2) Mr. Diserio is the President of Water Asset Management LLC and controls Water Asset Management LLC's business activities. Water Asset Management LLC is the investment manager or adviser to the Stockholder. As such, Mr. Diserio may be deemed the beneficial owner of the shares held for the account of the Stockholder.

(3) Mr. Deane is the Chief Investment Officer of Water Asset Management LLC and controls Water Asset Management LLC's investment activities. Water Asset Management LLC is the investment manager or advisor to the Stockholder. As such, Mr. Deane may he deemed the beneficial owner of the shares held for the account of the Stockholder

(4) Water Asset Management LLC is the investment manager of the Stockholder, and as such may be deemed the beneficial owner of the shares held for its account.

(5) Water Investment Advisors (Cayman), Ltd. is the general partner of the Stockholder, and as such may he deemed the beneficial owner of the shares held for its account.

Exhibit C

TRANSACTIONS IN SECURITIES OF INSITUFORM TECIINOLOGIES, INC.

The foIlowing table sets forth information with respect to all purchases and sales of securities of the Company by the Stockholder during the past two years. As of the date of this Notice, no other Participant has purchased or sold securities of the Company with such time period.

Transactions in Common Stock

Date	Shares Purchased
10/04/2007	25,000
10/05/2007	6,916
10/10/2007	30,000
10/25/2007	76,800
10/29/2007	86,377
10/30/2007	90,000
10/31/2007	59,300
11/01/2007	25,000
11/02/2007	46,100
11/05/2007	20,608
11/13/2007	41,000
11/14/2007	63,573
11/15/2007	50,000
11/16/2007	91,300
11/19/2007	99,700
11/20/2007	151,700
11/21/2007	140,576
11/23/2007	25,000
11/26/2007	65,879
11/27/2007	45,100
11/30/2007	39,250
12/31/2007	35,727
01/04/2008	2,649
01/07/2008	112,701
01/09/2008	9,146
01/11/2008	23,300
01/14/2008	100
01/15/2008	3206

Annex I

Please See the Attached Consent of

                                        Alfonse M. D'Amato

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
INSITUFORM TECHNOLOGIES, INC.

To the Secretary of Insituform Technologies, Inc.:

As required by Section 2.11 of Article II of the Amended and Restated By-laws of Insituform Technologies, Inc., a Delaware corporation (the "Company"), and the federal securities laws, and in connection with the Notice of Nominations of Persons for Election to the Board of Directors of Insituform Technologies, Inc. (the "Notice") to be delivered to the Company by or on behalf of Water Asset Management LLC or its affiliate TRF Master Fund (Cayman) LP., the undersigned hereby consents to being named in the Notice and in any proxy statement, consent statement or other solicitation materials as a nominee for election to the Board of Directors of the Company at the Company's next Annual or Special Meeting of Stockholders and, if elected at such meeting, to serving as a director of the Company.

Dated:   January 24, 2008

                                            /s/ Alfonse M. D'Amato
                                Alfonso M. D'Amato

Annex II

Please See the Attached Consent of

Disque D. Deane Jr.

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
INSITUFORM TECHNOLOGIES, INC.

To the Secretary of Insituform Technologies, Inc.:

As required by Section 2.11 of Article II of the Amended and Restated By-laws of Insituform Technologies, Inc., a Delaware corporation (the "Company"), and the federal securities laws, and in connection with the Notice of Nominations of Persons for Election to the Board of Directors of Insituform Technologies, Inc. (the "Notice") to be delivered to the Company by or on behalf of Water Asset Management LLC or its affiliate TRF Master Fund (Cayman) LP., the undersigned hereby consents to being named in the Notice and in any proxy statement, consent statement or other solicitation materials as a nominee for election to the Board of Directors of the Company at the Company's next Annual or Special Meeting of Stockholders and, if elected at such meeting, to serving as a director of the Company.

Dated:  January 24, 2008

                      /s/ Disque D. Deane Jr.
                  Disque D. Deane Jr.

Annex III

Please See the Attached Consent of

Matthew J. Diserio

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
INSITUFORM TECHNOLOGIES, INC.

To the Secretary of Insituform Technologies, Inc.:

As required by Section 2.11 of Article II of the Amended and Restated By-laws of Insituform Technologies, Inc., a Delaware corporation (the "Company"), and the federal securities laws, and in connection with the Notice of Nominations of Persons for Election to the Board of Directors of Insituform Technologies, Inc. (the "Notice") to be delivered to the Company by or on behalf of Water Asset Management LLC or its affiliate TRF Master Fund (Cayman) LP., the undersigned hereby consents to being named in the Notice and in any proxy statement, consent statement or other solicitation materials as a nominee for election to the Board of Directors of the Company at the Company's next Annual or Special Meeting of Stockholders and, if elected at such meeting, to serving as a director of the Company.

Dated:   January 24, 2008

                    /s/ Matthew J. Diserio
                      Matthew J. Diserio

Annex IV

Please See the Attached Consent of

Richard Onses

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
INSITUFORM TECHNOLOGIES, INC.

To the Secretary of Insituform Technologies, Inc.:

As required by Section 2.11 of Article II of the Amended and Restated By-laws of Insituform Technologies, Inc., a Delaware corporation (the "Company"), and the federal securities laws, and in connection with the Notice of Nominations of Persons for Election to the Board of Directors of Insituform Technologies, Inc. (the "Notice") to be delivered to the Company by or on behalf of Water Asset Management LLC or its affiliate TRF Master Fund (Cayman) LP., the undersigned hereby consents to being named in the Notice and in any proxy statement, consent statement or other solicitation materials as a nominee for election to the Board of Directors of the Company at the Company's next Annual or Special Meeting of Stockholders and, if elected at such meeting, to serving as a director of the Company.

Dated:  January 17,  2008

                                            /s/ Richard Onses
                                            [Name]  Richard Onses

Annex V

Please See The Attached Consent of
Nickolas W. Vande Steeg

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
INSITUFORM TECHNOLOGIES, INC.

To the Secretary of Insituform Technologies, Inc.:

As required by Section 2.11 of Article II of the Amended and Restated By-laws of Insituform Technologies, Inc., a Delaware corporation (the "Company"), and the federal securities laws, and in connection with the Notice of Nominations of Persons for Election to the Board of Directors of Ins ituform Technologies, Inc. (the "Notice") to be delivered to the Company by or on behalf of Water Asset Management LLC or its affiliate TRF Master Fund (Cayman) LP., the undersigned hereby consents to being named in the Notice and in any proxy statement, consent statement or other solicitation materials as a nominee for election to the Board of Directors of the Company at the Company's next Annual or Special Meeting of Stockholders'and, if elected at such meeting, to serving as a director of the Company.

Dated: January 24, 2008

    /s/ Nickolas W. Vande Steeg
Nickolas W. Vande Steeg
1-23-08